Code of Business Conduct and Ethics

Effective July 13, 2007

Dear SYSCO Associates, Officers and Directors,

Sysco Corporation was founded with a commitment to the highest ethical standards of business conduct and fair dealing in the company's relations with all associates, customers, suppliers and shareholders. Over the years, the practice of this philosophy has earned SYSCO a valuable reputation...a reputation vital to sustaining our position as industry leader. This Code of Business Conduct and Ethics clarifies our standards of conduct in potentially sensitive situations; it makes it clear that Sysco Corporation expects all associates, officers and directors to understand and appreciate the ethical considerations of their decisions; and it reaffirms our long-standing commitment to a culture of corporate and individual accountability and responsibility for the highest ethical and business practices. I encourage you to carefully read this Code of Business Conduct and Ethics, discuss any questions that you may have with your immediate supervisor and retain it for future use.

Sincerely,

Richard J. Schnieders       Kenneth F. Spitler
Chairman & Chief Executive Officer    President & Chief Operating Officer

Introduction

The Board of Directors of Sysco Corporation has adopted this Code of Business Conduct and Ethics to clarify the standards under which SYSCO and its Board of Directors operate and the principles under which the Board and all SYSCO officers and associates carry out their duties. Sysco Corporation, its operating companies and its subsidiaries and divisions are referred to collectively in this Code as “SYSCO.” The Board of Directors may revise this Code from time to time and will announce any changes as they are adopted. Nothing in the Code is intended or will be considered to (i) amend the Restated Certificate of Incorporation or Bylaws of SYSCO, (ii) change the legal duties imposed upon associates, officers or directors under Delaware, federal and other applicable statutes, rules and regulations or (iii) change any rights of the associates, officers or directors to indemnification under Delaware and other applicable law or SYSCO’s Restated Certificate of Incorporation or Bylaws. References herein to federal, state, local or other applicable laws refer to the laws of the United States, Canada and all other applicable jurisdictions.
Preamble

This Code applies to all associates, officers and directors of Sysco Corporation. It is important to the success of the Code that each associate, officer and director of SYSCO understands that:

  He or she is personally responsible for his or her own conduct in complying with this Code and for promptly reporting known or suspected violations to the individuals designated for this purpose.

  No one has the authority or right to order, direct, request or even attempt to influence someone else to violate this Code or the law. Thus, no one will be excused for violating this Code or the law at the direction or request of someone else.

  Any attempt by any associate, officer or director to have another associate, officer or director violate this Code, whether successful or not, shall be a violation of this Code and may be a violation of law.

  Any retaliation or threat to retaliate against an associate, officer or director for refusing to violate this Code or for reporting in good faith a violation or a suspected violation of this Code shall be a violation of this Code and may be a violation of law.

  Every suspected violation of this Code by an associate, officer or director will be investigated and every actual violation will constitute grounds for removal of such director and for dismissal of such associate or officer.

1. Overall Standard

The highest legal, moral and ethical standards of honesty, integrity and fairness are to be practiced in the conduct of SYSCO’s affairs. For all officers and directors, the highest legal, moral, and ethical standards of honesty, integrity, and fairness are to be practiced in the conducting of SYSCO’s affairs and also in the conducting of non-corporate and personal affairs. All associates, officers and directors of SYSCO must always act in full compliance with all applicable United States and foreign federal, state, local and other laws, ordinances and regulations and with this Code. Failure to do so or to report promptly apparent violations of law or this Code may result in removal, dismissal, or other appropriate disciplinary action.

2. Equal Opportunity

It is the policy of SYSCO to provide recruitment, hiring, training, promotion and other conditions of employment without regard to race, color, age, gender, sexual orientation, religion, disability, national origin or veteran status, and to otherwise comply with all applicable anti-discrimination laws. It is the policy of SYSCO to provide and maintain a working environment free of harassment, intimidation or exploitation of any nature, including sexual and racial harassment. SYSCO expects its associates, officers and directors to treat all SYSCO associates with respect and dignity and to fully support SYSCO’s objectives of providing equal opportunity employment and maintaining a workplace free of harassment.

3. Conflicts of Interest

No associate, officer or director of SYSCO may engage in any activity that would conflict with or be contrary to the best interests of SYSCO. A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with the interests of SYSCO. A conflict situation can arise when an associate, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an associate, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with SYSCO. Loans to, or guarantees of obligations of, such persons are of special concern. SYSCO shall not make a loan to or guarantee any obligation of any executive officer or director, other than as allowed by applicable law. In addition, no associate, officer or director of SYSCO may participate in the management, revenues or equity ownership of any competing business. Furthermore, no officer of SYSCO or its operating companies may, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, participate in the management, revenues or equity ownership of any SYSCO customer, supplier or consultant and such participation by all other associates is discouraged. Any associates participating in the management, revenues or equity ownership of any customer, supplier or consultant shall disclose in writing the nature and extent of such participation to the Chief Executive Officer of the Operating Company (for Operating Company associates) or to the General Counsel of Sysco Corporation (for corporate associates). (Even though an associate may be allowed to participate in equity ownership of a customer, supplier or consultant, the associate must never use his/her position with SYSCO to receive improper personal benefits or to aid in the receipt of improper benefits by such customer, supplier or consultant.) Any director participating in the management, revenues, debt or equity ownership of any customer, supplier or consultant shall disclose in writing the nature and extent of such participation to the Board’s Chairman. An investment in the equity or debt of less than 3% of the relevant class of securities in a publicly held competing business, customer, supplier or consultant will not be deemed to be a violation of this policy.

4. Payment of Gratuities

In all dealings with suppliers, customers, governmental officials and associates of SYSCO, no director (in connection with his or her efforts or role as a director of SYSCO), associate or officer shall offer to give or give any payment or other significant thing of value that has as its purpose, or potential purpose, or may appear to have as its purpose, improperly influencing the business relationships between SYSCO and such persons or entities. Notwithstanding the foregoing, this paragraph is not intended to prevent participation by SYSCO associates in legitimate promotional activities of SYSCO’s suppliers or participation of SYSCO’s suppliers in legitimate promotional activities of SYSCO. A SYSCO associate will be entitled to participate in such supplier promotional activities, however, only if and to the extent that the details of such activities are fully disclosed to and approved by the associate’s immediate supervisor and the Chief Executive Officer of the Operating Company employing such associate, if he or she is employed by an Operating Company, or Sysco Corporation’s Chief Executive Officer or his designee if the associate is employed by Sysco Corporation. In addition, this paragraph shall not prohibit a SYSCO associate from giving a reasonable and customary holiday gift to a SYSCO customer or supplier.

5. Receipt of Payments or Gifts

In all dealings with vendors, suppliers, customers and associates of SYSCO (“Business Associates”), no associate, officer or director (in connection with his or her efforts or role as a director of Sysco Corporation), associate or officer shall request or accept any payment or other significant thing of value in exchange for business opportunities or that has as its purpose, or potential purpose, or may appear to have as its purpose, improperly influencing the business relationships between SYSCO and such Business Associates.

This prohibition applies to any Business Associates with whom SYSCO has an existing or prospective relationship known to such associate, officer or director. In our continuing effort to maintain high ethical standards and to avoid appearances of impropriety, it is required that all associates, officers and directors decline any such payment or gift, except to the extent specifically permitted by this Section 4 of the Code.

Notwithstanding the foregoing, a non-cash token of appreciation such as a meal, gift box, sporting event tickets, or similar items can be accepted if the value of such gift does not exceed $250.00.

Furthermore, no associate, officer or director (in connection with his or her efforts or role as a director of Sysco Corporation) may accept any gift whose value exceeds $250.00, participation in supplier promotional activities, vacation packages, hotel accommodations, trips or other similar items of value from any Business Associate with whom SYSCO has a business relationship unless he or she has fully disclosed the details of such item and obtained prior approval as follows: (i) in the case of an Operating Company associate, from the President/Chief Executive Officer of his or her Operating Company; (ii) in the case of an Operating Company President or Executive Vice President, from the Senior Vice President to whom he or she reports: (iii) in the case of Corporate associate, from the Executive Vice President to whom his or her department reports; (iv) in the case of Corporate officer, from the senior executive to whom he or she reports; (v) in the case of the President of Sysco Corporation, from the Chief Executive Officer of Sysco Corporation; (vi) in the case of a director, from the Chairman of the Board of Directors of Sysco Corporation; and (vii) in the case of the Chairman of the Board, from the Presiding Director. Gifts in the form of cash or checks are strictly prohibited.,

Although gifts valued at $250 or less may be accepted without prior disclosure and approval, corporate officers and Operating Company Chief Executive Officers are responsible for ensuring that there is no abuse or violation of SYSCO’s ethical standards in the receipt of gifts by associates. Therefore, corporate officers and Operating Company Chief Executive Officers may implement, at their discretion, procedures for monitoring the receipt of gifts to ensure that there is no abuse in the receipt of gifts by associates or violations of the SYSCO’s ethical standards. Corporate officers and Operating Company Chief Executive Officers must take appropriate action where the receipt, frequency or offer of gifts compromises business integrity or otherwise violates or has the potential to violate the Code.

6. Corporate Opportunities

Associates, officers and directors must advance the legitimate interests of SYSCO when the opportunity to do so arises. Associates, officers and directors, for their own accounts or the account of another, may not (i) pursue an opportunity discovered through the use of SYSCO property, information or position or (ii) use SYSCO’s property, information or position for personal gain.

7. Political Contributions

Corporate contributions to any candidate for United States federal office or to any party or campaign in connection with any election for United States federal office are prohibited. Corporate political contributions to any other political candidate, party or campaign are generally discouraged and are prohibited where such contributions are unlawful. Political contributions by Operating Companies are prohibited. Furthermore, payments to any foreign officials, political candidates or political parties outside the United States are prohibited.

8. Competition and Fair Dealing

SYSCO seeks to outperform its competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was wrongfully obtained, or inducing such disclosures by past or present associates of other companies is prohibited. Each associate, officer and director should endeavor to respect the rights of and deal fairly with SYSCO’s customers, suppliers, competitors and associates. No associate, officer or director should take improper advantage of anyone through manipulation, concealment, abuse of proprietary information, misrepresentation of material facts, or any other intentional improper-dealing practice.

9. Foreign Corrupt Practices and Anti-Bribery

All associates, officers or directors of SYSCO or any Operating Company, as well as agents, joint venture partners or other persons acting on behalf of SYSCO or any Operating Company, are prohibited from engaging in any activity that would offer, promise or pay money or anything of value to any Foreign Official with the intent and for the purpose of improperly influencing such official to secure, keep or obtain an unfair advantage in any contract, concession, or other favorable treatment for SYSCO or any Operating Company. Offers, promises or paying anything of value, including non-cash items, indirectly through agents, contractors or other third parties are also prohibited for such purposes. Small facilitating payments to effect routine government actions are permissible but only if fully described and approved by the associate’s immediate supervisor and the Chief Executive Officer of the Operating Company employing such associate if employed by an Operating Company, or SYSCO Corporation’s Chief Executive Officer or his designee if the associate is employed by SYSCO Corporation. Further, payments that are considered lawful under the written Laws of the foreign country in which the action takes place are permissible. For purposes of this Code, “Foreign Official” means any person acting in an official capacity for a foreign government, foreign political party or party official, candidate for foreign public office, officials of international organizations, or other individual in any country acting in an official capacity for or on behalf of the government of that country.

All books, records and accounts must accurately and fairly reflect the transactions and dispositions of Company assets, both quantitatively and qualitatively. SYSCO shall maintain a system of internal accounting controls sufficient to ensure compliance with all legally mandated record-keeping requirements.

10. Protection and Proper Use of SYSCO’s Assets

All associates, officers and directors must endeavor to protect SYSCO’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on SYSCO’s profitability. Any suspected incident of fraud or theft must be immediately reported for investigation. All SYSCO assets should be used for legitimate business purposes.

The obligation of associates, officers and directors to protect SYSCO’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, any financial data and reports that have not been publicly disclosed and any other information not generally made available without restriction to third parties. Unauthorized use or distribution of this information violates this Code and may be illegal.

11. Financial Records, SEC Filings and Public Communications

The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller of Sysco Corporation, and all other persons performing similar functions for Sysco Corporation, shall be responsible for taking such actions and instituting such policies and procedures as they believe will most efficiently and effectively help to ensure full, fair, accurate, timely and understandable disclosure in all reports and other documents that SYSCO files with or submits to the Securities and Exchange Commission and other applicable regulatory authorities and in all other public communications made by SYSCO.

The Chief Executive Officer and Chief Financial Officer of each Operating Company are responsible for the completeness and accuracy of all financial and other books and records relating to the operations of their Operating Company. Each is required to cause all assets, liabilities, receipts and disbursements to be entered in these books and records in accordance with applicable generally accepted accounting principles and SYSCO's corporate accounting policies and in a manner that will correctly reflect the nature and purpose of such assets, liabilities, receipts or disbursements as well as their actual amounts.

12. Contractual Commitments

It is of utmost importance to the integrity and reputation of SYSCO that SYSCO honors and fully complies with all contractual commitments.

13. Antitrust Law Compliance

All associates, officers and directors of SYSCO must comply in all respects with all applicable United States and foreign federal and state antitrust and other comparable laws. To that end, no SYSCO associate, officer or director may under any circumstances or in any context enter into any understanding or agreement (whether expressed or implied, formal or informal, written or oral) with a competitor or potential competitor, limiting or restricting in any way the actions of either party, including the offers of either party to any third party, as to prices, costs, profits, products, services, terms or conditions of sale, market share, decisions to quote or not to quote, customer or supplier classification or selection, sales territories or distribution methods.

14. Government Contracts

In business dealings directly or indirectly involving the sale of products or services to any United States or foreign federal, state, local or other governmental entity, and whether or not financed with appropriated funds, all associates, officers and directors of SYSCO so involved must fully and strictly comply with all applicable laws, regulations and contract provisions.

In this regard, United States federal law and the Criminal Code in Canada impose the following prohibitions in connection with contracting with the U.S. government, and the Canadian and provincial governments, respectively, which may not apply to other contracts:

PROHIBITED ACTS UNDER U.S. LAW
•
Subcontracting directly with any currently debarred or suspended firm or individual, or any firm or individual proposed for debarment, unless there is a compelling reason or reasons to do so and the United States government contracting officer is notified of such reasons(s).

•	Furnishing entertainment or gratuities to United States government associates or their families, except when agency regulations permit gifts up to a stated nominal value.
•	Using any appropriated funds received from the United States government to lobby United States government agencies, including Congress, for contract awards.

PROHIBITED ACTS UNDER U.S. AND CANADIAN LAW
•	Payment of contingent fees for contract awards, except as authorized by law to bona fide associates or to a bona fide established commercial or selling agency.
•	Soliciting or accepting anything of value from SYSCO’s suppliers for the purpose of improperly obtaining or rewarding favorable treatment incident to government contracting.
•	Discussion of employment of a government procurement official during the course of any federal (or in the case of Canada, federal or provincial) agency procurement activities involving that official.
•
Soliciting or obtaining from any federal (or in the case of Canada, federal or provincial) agency, during the course of any agency procurement, a competitor’s proprietary information or any other procurement information that is not publicly available.

•	Falsifying any document relating to the award or performance of, or payment under, any government contract or subcontract.

PROHIBITED ACTS UNDER CANADIAN LAW
•
Giving or offering a loan, reward or any other benefit to federal or provincial government associates or officials in Canada or their families as consideration for cooperation, assistance or exercise of influence in connection with any business matter relating to the government.

In addition, the following obligations apply to dealings in the United States and foreign countries:

OBLIGATIONS
•	Full and strict compliance with all requirements of United States and foreign government contracts, including those relating to reimbursement of costs and quality assurance.
•
Complete truthfulness in making all certifications and representations called for by United States and foreign government procurement documents and in all dealings with United States and foreign government associates.

15. Legal Compliance

Associates, officers and directors must always act in full and timely compliance with all applicable federal, state, local and other laws, ordinances and regulations, the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange and with this Code. Applicable federal, state, local and other laws and regulatory agency rules with which compliance is required include, without limitation, statutes, court and agency rulings and Securities and Exchange Commission and New York Stock Exchange rules concerning:

•
prohibitions on trading in securities of SYSCO while aware of material, nonpublic information, as discussed in greater detail in SYSCO’s Policy on Trading in Company Securities, which is incorporated by reference herein; and

•	reporting of directors’ and Section 16 reporting officers’ ownership of SYSCO equity securities and changes therein.

16. Confidentiality

Associates, officers and directors must not disclose any confidential information of SYSCO until such time as the information has been publicly disclosed by SYSCO, except that disclosure may be made to professional advisors (such as SYSCO’s counsel and auditors) where such disclosure is in furtherance of an associate’s, officer’s or director’s duty as a SYSCO associate, officer or director. Absent unusual circumstances and subject always to the associate’s, officer’s or director’s responsibilities under applicable law, associates, officers, and directors should refer media inquiries to the Chief Executive Officer or his or her designee.

17. Ethics Compliance Board

The Chairman of the Board of Sysco Corporation will designate an Ethics Compliance Board. The Ethics Compliance Board members will serve staggered three (3) year terms so that one-third of the Board members will complete their terms and be replaced with new members each year. The Board will be responsible for investigating and reporting to the Chairman of the Board and the Audit Committee on all reports of Code violations and for assuring the confidentiality thereof, subject to disclosure obligations to the U.S. Government, any foreign government or state, local or other applicable law enforcement authorities. The Board is responsible for the maintenance of the Code and for the administration of training and compliance programs to insure compliance with the Code at the corporate and Operating Company level and will from time to time issue instructions and procedures relating to the Code. Such procedures may include the establishment of an ethics compliance board at each Operating Company to be responsible at such Operating Company for investigating all reports of Code violations, maintaining the Code in the Operating Company and administering local training and compliance programs to insure Code compliance at the Operating Company.

18. Operating Company Compliance and Training Program

The Chief Executive Officer of each Operating Company is responsible for developing and implementing a compliance and training program in his or her Operating Company to assist associates in becoming aware of and complying with the Code and other legal obligations imposed on the Operating Company by law or regulation. Such programs will be under procedures established by the Ethics Compliance Board, which procedures shall provide at least the following elements:

•
Initial distribution of the Code to all associates, officers and directors and subsequent distribution of the Code when modifications and/or updates have been made to the Code. (A written acknowledgment will be obtained from all associates, officers and directors indicating that they have received, read, understood and agreed to comply with the Code.)

•	Training for all new associates, officers and directors at the time of their hiring and all existing associates, officers and directors on at least an annual basis concerning the Code.
•
Additional training concerning the antitrust laws and government contracting on at least an annual basis for Operating Company management, sales, marketing and merchandising associates and all associates involved in bidding activities and government contracting.

•	A mechanism within the Operating Company (for example, a hot-line) to report actual or reasonably suspected violations of the Code or any applicable laws or regulations.
•	Maintenance of a register at the Operating Company of all training satisfactorily completed by each associate.
•	Internal operations review programs to determine compliance with the Code on a periodic or other appropriate basis.

19. Reporting Violations of the Code

It is the obligation of every associate, officer and director to report promptly any actual or reasonably suspected violations of the Code in the manner established by SYSCO’s Ethics Compliance Board or by the SYSCO Board of Directors (including anonymous "hot-line" reports). All reports will be promptly investigated and appropriate corrective or disciplinary action will be taken, including dismissal and notification of regulatory authorities when appropriate.

20. Waivers of the Code

Any waiver of this Code which involves Directors and/or Corporate Officers of SYSCO may be made only by the Board and will be promptly disclosed as and to the extent required by law or the rules of any stock exchange on which the Company’s securities are listed. Waivers to this Code involving other associates may be made by the Chief Executive Officer of Sysco Corporation and will be reported promptly to the Board.

Conclusion

The central purpose of this Code is to serve as an ongoing reminder of Sysco Corporation’s policy of conducting its business in a legal and proper manner. This includes not only complying with all applicable laws but also treating SYSCO’s customers, suppliers and associates with dignity and respect.

If you or your co-workers have an ethics question, talk to your supervisor, a member of the Human Resources department, your Ethics Compliance Board or to senior management. If the ethics issue has not been addressed to your satisfaction, then contact the Sysco Corporate Ethics Hotline toll free at 1-877-777-4020 or via email at syscoethics@corp.sysco.com

SYSCO
CORPORATION

Code of Business Conduct

I hereby certify that I have received a copy of the

SYSCO® Corporation Code of Business Conduct and that

I have read, understood and am in full compliance with all

aspects of the Code.

Signature      Date

Name Printed       Department Name/Number